Exhibit 15.2

July 27, 2022

To:	Boqii Holding Limited

Building 9, No. 388, Shengrong Road

Pudong New District

Shanghai 201210

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—Contractual Arrangements with the VIEs and their Respective Shareholders” and “Item 4. Information on the Company—4.C. Organizational Structure—Contractual Arrangements with the VIEs and their Respective Shareholders” in Boqii Holding Limited’s annual report on Form 20-F for the year ended March 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices